UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Opta Food Ingredients, Inc
             -----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   68381N105
             -----------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Index to Exhibits is on Page 17

CUSIP No. 68381N105                                         Page 2 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Glynn Capital Management
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          829,500 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       829,500 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     829,500 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IA
-------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 3 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Crown-Glynn Advisors, Ltd.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       376,264 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    376,264 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     376,264 shares of Common Stock

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 4 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Crown Advisors, Ltd.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       654,210
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    654,210
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     654,210
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 5 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Crown Capital Management, Ltd.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       277,946 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    277,946 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     277,946 shares of Common Stock

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 6 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John W. Glynn, Jr.
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    13,387 shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       829,500 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          13,387 shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    829,500 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     842,887 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 7 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Darryl Messinger
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    229
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       829,500 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          229
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    829,500 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     829,729 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 8 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven Rosston
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       829,500 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    829,500 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     829,500 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 9 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David F. Bellet
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       654,210 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          3,000 shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    654,210 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     654,210 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 10 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Chester A. Siuda
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       654,210 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    654,210 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     654,210 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 11 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Margaret S. McNamara
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       654,210 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    654,210 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     654,210 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68381N105                                         Page 12 of 18
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey S. Hamren
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                    3,000 shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY       654,210 shares of Common Stock
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON          3,000 shares of Common Stock
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                    654,210 shares of Common Stock
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     657,210 shares of Common Stock
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a)         Name of Issuer:           Opta Food Ingredients, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  25 Wiggins Avenue, Medford, MA 01730

Item 2(a)         Names of Person Filing    See cover pages.

         Relationship of filing persons:

         Glynn Capital Management, Crown-Glynn Advisors, Crown Capital Management and Crown Advisors, Ltd., are registered Investment Advisors.

         Glynn Capital Management is investment advisor to Glynn Emerging opportunity Fund, a California limited partnership, Glynn Buckley Investments, a California limited partnership, and Glynn Investments, a California limited partnership and McMorgan Fund II, a California Limited Partnership

         Crown-Glynn Advisors is investment advisor to Crown Associates III, a Delaware limited partnership, and Crown-Glynn Associates, a Delaware limited partnership.

         Crown Capital Management is investment advisor to The Crown Trust, a New York Trust.

         Crown Advisors. Ltd., and Glynn Capital Management are Sub-advisors to Crown-Glynn Advisors and Crown Capital Management.

         John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors. John W. Glynn, Jr., is sole owner of Glynn Capital Management. David F. Bellet and Chester A. Suida are the owners of Crown Advisors, Ltd.

         John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Daryl Messinger, Steven Rosston, and Margaret S. McNamara are General Partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership. General Partners of Crown Associates III, L.P., and Crown-Glynn Associates, L.P., respectively.

         Crown Associates III, L.P. owns 255,746 shares of common stock, Crown-Glynn Associates, L.P. owns 120,518 shares of common stock, The Crown Trust owns 277,946 shares of common stock, Glynn Emerging Opportunity fund owns 36,500 shares of common stock, Glynn Investments owns 13,900 shares of common stock, Glynn Buckley owns 11,800 shares of common stock and The McMorgan Fund II owns 32,450 shares of common stock.

Item 2(b)          Address of  Principal Business Office or, if none Residence:

                  As to the following filing persons:
                  Crown-Glynn Associates, Limited Partnership
                  Crown Associates III, Limited Partnership
                  Crown Partners III, L.P.
                  Crown-Glynn Partners, L.P.
                  Crown-Glynn Advisors Ltd.
                  Crown Capital Management Ltd.
                  Crown Advisors Ltd.
                  Chester A. Siuda
                  Margaret S. McNamara
                  Jeffrey S. Hamren

                  67 East Park Place
                  8th Floor
                  Morristown, NJ  07960

                  As to the following filing person:
                  David F. Bellet
                  60 East 42nd Street, Suite 3405
                  New York, NY  10165

                  As to the following filing persons:
                  Glynn Buckley Investments, L.P.
                  McMorgan Fund II, L.P.
                  Glynn Capital Management
                  Glynn Emerging Opportunity Fund
                  Glynn Investment, L.P.
                  John W. Glynn, Jr.
                  Steven Rosston
                  Daryl Messinger

                  3000 Sand Hill Road
                  Building 4, Suite 235
                  Menlo Park, CA  94025

Item 2(c)         Citizenship:              See cover pages

Item 2(d)         Title of Class of Securities: Common Stock, $.01 par value

Item 2(e)         CUSIP Number:     68381N105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

                  (a) Broker or Dealer registered under Section 15 of the Act,

                  (b)      Bank as defined in Section 3(a)(6) of the Act,

                  (c) Insurance Company as defined in Section 3(a)(19) of the Act,

                  (d) Investment Company registered under Section 8 of the Investment Company Act,

                  *(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

                  (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                  (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

                  (h)      Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(H).
                  --------------------

                  * As to Crown-Glynn Advisors, Ltd., Crown Capital Management
                    Ltd. and Glynn Capital Management and Crown Advisors Ltd.

Item 4.           Ownership:                See cover pages.

Item 5.           Ownership of Five Percent or Less of a Class: Not applicable.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person: Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company: Not applicable.

Item 8.           Identification and Classification of Members of the Group:
                  Not applicable.

Item 9.           Notice of Dissolution of Group: Not applicable.

Item 10.          Certification:
                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            February 14, 1997


CROWN-GLYNN ASSOCIATES, LIMITED                         /s/ John W. Glynn, Jr.
PARTNERSHIP                                             ----------------------
By  Crown-Glynn Partners, L.P. as                       John W. Glynn, Jr.*
         General Partner
                                                        /s/ Steven Rosston
                                                        ----------------------
                                                        Steven Rosston


CROWN ASSOCIATES III, LIMITED                           /s/ Daryl Messinger
         PARTNERSHIP                                    ----------------------
By Crown-Glynn Partners III, L.P.  as                   Daryl Messinger
         General Partner


CROWN PARTNERS III, L.P.                                /s/ David F. Bellet
                                                        ----------------------
                                                        David F. Bellet


CROWN-GLYNN PARTNERS, L.P.                              /s/ Chester A. Siuda
                                                        ----------------------
                                                        Chester A. Siuda


By  /s/ David F. Bellet                                /s/ Jeffrey S. Hamren
------------------------                               ---------------------
         General Partner                                Jeffrey S. Hamren


                                                       /s/ Margaret S. McNamara
                                                        ----------------------

                                                        Margaret S. McNamara

CROWN CAPITAL MANAGEMENT LTD.

CROWN ADVISORS, LTD.

CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
----------------------

----------
       * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., GCM Pension, Glynn Buckley Investments, L.P., McMorgan Fund, L.P.

                               Index to Exhibits

Joint Filing Agreement................................................. Page 18


                                 Page 17 of 18